Exhibit 99.1

Team Financial, Inc.

NEWS

FOR IMMEDIATE RELEASE	For More Information Contact:
Michael L. Gibson
President of Investments/CFO
Team Financial, Inc.
(913) 294-9667
mike.gibson@teamfinancialinc.com
http://www.teamfinancialinc.com

Team Financial, Inc. Announces Quarterly Results

PAOLA, Kansas, November 11, 2005 — Team Financial, Inc. (the Company, Nasdaq: TFIN) today announced net income from continuing operations for the three months ended September 30, 2005 of $881,000, or $.22 basic and $.21 diluted income per share, compared to $1,035,000, or $.26 basic and $.25 diluted income per share, for the three months ended September 30, 2004.  Net income from continuing operations for the nine months ended September 30, 2005 was $2,844,000, or $.70 basic and $.69 diluted income per share, compared to $2,663,000, or $.65 basic and diluted income per share, for the nine months ended September 30, 2004.

As previously reported, during the second quarter of 2005, the Company recorded a loss on the sale of its insurance agency subsidiary, Team Insurance Group, Inc., of approximately $164,000.  The subsidiary was sold effective December 31, 2004, therefore, there was no activity recorded from its operation in 2005.  This loss on the sale of the subsidiary is reported net of the tax effect as discontinued operations.  Inclusive of discontinued operations, the Company recorded net income of $881,000, or $.22 basic and $.21 diluted income per share, for the three months ended September 30, 2005, a decrease of $271,000, or 24%, compared to $1,152,000, or $.29 basic and $.28 diluted income per share, for the three months ended September 30, 2004.  Net income for the nine months ended September 30, 2005 was $2,736,000, or $.70 basic and $.69 diluted income per share, compared to $2,734,000, or $.67 basic and $.66 diluted income per share, for the nine months ended September 30, 2004

Net interest income from continuing operations for the three months ended September 30, 2005 increased $608,000, or 13%, compared to the three months ended September 30, 2004 primarily due to a $1,396,000 increase in interest and fees on loans as a result of both increased loan balances and increased loan yields.  The resulting net interest margin increased 18 basis points to 3.63%, compared to 3.45% during the three months ended September 30, 2004.

Net interest income from continuing operations for the nine months ended September 30, 2005 increased $1,391,000, or 10%, compared to nine months ended September 30, 2004, primarily as a result of an increase in interest and fees on loans of $2,979,000 due to increased loan balances and increased loan yields.  The resulting net interest margin was 3.61% for the nine months ended September 30, 2005, compared to 3.47% for the nine months ended September 30, 2004, an increase of 14 basis points.

During the third quarter of 2005, a summary judgment was entered against the Company and its subsidiaries by a Nebraska district court in pending litigation regarding a contract provision in the Company’s 1999 acquisition of Ft. Calhoun State Bank, now operated as part of TeamBank, N.A.  Although this judgment is currently on appeal, it did result in a charge to other non-interest expense in the third quarter of $214,000.

Income tax expense for the three months ended September 30, 2005 was $220,000, an increase of $200,000 compared to the three months ended September 30, 2004.  Income tax expense for the nine months ended September 30, 2005 was $809,000, an increase of $459,000 compared to the same nine months in 2004.  Approximately $165,000 of the increase is due to the reversal, in the prior year, of previous year overaccruals of tax liabilities.  The remaining increase is due to higher taxable income in the current year.

Loans receivable increased approximately $37,672,000, to $416,443,000 at September 30, 2005, compared to $378,771,000 at December 31, 2004.  This increase was primarily due to an increase in the real estate loan portfolio.

Total deposits at September 30, 2005 were approximately $485.2 million, an increase of $17.2 million or 3.7%, compared to December 31, 2004.  The increase in total deposits was primarily due to an increase in certificates of deposit of approximately $37.7 million as a result of branch promotional campaigns, offset by a decrease in checking deposits.

“Our continued focus on loan growth in our three metropolitan markets has proven successful as shown by our year-to-date loan growth.  Our net interest margin continued the expansion that we have seen in recent quarters, despite the relatively flat yield curve.” stated Robert J. Weatherbie, Chief Executive Officer.  “We continue our efforts to hold down expenses.  The summary judgment in Nebraska, resulting in a unique $214,000 charge to our non-interest expense, negatively impacted the third quarter results.”

Team Financial, Inc. is a financial services company with approximately $682,000,000 in total assets.  It operates in the Kansas City metropolitan area, southeastern Kansas, western Missouri, the Omaha, Nebraska metropolitan area, and in the Colorado Springs, Colorado metropolitan area.  Services provided by continuing operations include a full range of consumer and corporate banking services, including small business loans, mortgage loans, trust services, and investment and brokerage services.    For additional information on Team Financial, Inc., visit its Web site at http://www.teamfinancialinc.com or call 913-294-9667.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to acquisition strategies, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the Company’s control.

Team Financial, Inc. And Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands)

	September 30,	December 31,
	2005	2004
Assets
Cash and due from banks	$13,500	$13,718
Interest bearing bank deposits	8,345	21,023
Cash and cash equivalents	21,845	34,741

Investment securities:
Available for sale, at fair value (amortized cost of $193,334 and $190,369 at September 30, 2005 and December 31, 2004, respectively)	192,959	191,842

Total investment securities	192,959	191,842

Loans receivable, net of unearned fees	416,443	378,771
Allowance for loan losses	(5,390)	(4,898)
Net loans receivable	411,053	373,873

Accrued interest receivable	4,334	3,819
Premises and equipment, net	15,978	15,317
Assets acquired through foreclosure	383	408
Goodwill	10,700	10,700
Intangible assets, net of accumulated amortization	3,374	3,811
Bank owned life insurance policies	18,994	18,460
Other assets	2,514	2,830
Assets of discontinued operations	—	8,282

Total assets	$682,134	$664,083

Liabilities and Stockholders’ Equity
Deposits:
Checking deposits	$166,038	$183,650
Savings deposits	33,755	32,749
Money market deposits	46,044	49,931
Certificates of deposit	239,318	201,620
Total deposits	485,155	467,950
Federal funds purchased and securities sold under agreements to repurchase	12,936	5,669
Federal Home Loan Bank advances	109,255	111,915
Notes payable and other borrowings	200	3,544
Subordinated debentures	16,005	16,005
Accrued expenses and other liabilities	5,024	4,864
Liabilities of discontinued operations	—	1,282

Total liabilities	628,575	611,229

Stockholders’ Equity:
Preferred stock, no par value, 10,000,000 shares authorized, no shares issued	—	—
Common stock, no par value, 50,000,000 shares authorized; 4,499,470 and 4,496,753 shares issued; 4,039,095 and 4,034,178 shares outstanding at September 30, 2005 and December 31, 2004, respectively	27,880	27,849

Capital surplus	417	306
Retained earnings	30,030	28,264
Treasury stock, 460,375 and 462,575 shares of common stock at cost at September 30, 2005 and December 31, 2004, respectively	(4,520)	(4,537)
Accumulated other comprehensive income (loss)	(248)	972

Total stockholders’ equity	53,559	52,854

Total liabilities and stockholders’ equity	$682,134	$664,083

Team Financial, Inc. And Subsidiaries

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Interest Income:
Interest and fees on loans	$7,136	$5,740	$20,141	$17,162
Taxable investment securities	1,815	1,830	5,483	5,516
Non-taxable investment securities	310	308	889	909
Other	55	18	217	67

Total interest income	9,316	7,896	26,730	23,654

Interest Expense:
Deposits
Checking deposits	301	144	788	397
Savings deposits	58	51	166	160
Money market deposits	157	121	444	357
Certificates of deposit	1,792	1,145	4,776	3,409
Federal funds purchased and securities sold under agreements to repurchase	51	48	107	82
FHLB advances payable	1,175	1,190	3,515	3,675
Notes payable and other borrowings	11	34	58	89
Subordinated debentures	388	388	1,165	1,165

Total interest expense	3,933	3,121	11,019	9,334

Net interest income before provision for loan losses	5,383	4,775	15,711	14,320

Provision for loan losses	263	261	675	821

Net interest income after provision for loan losses	5,120	4,514	15,036	13,499

Non-Interest Income:
Service charges	1,029	1,086	2,931	2,928
Trust fees	159	179	529	491
Gain on sales of mortgage loans	240	241	667	961
Gain (loss) on sales of investment securities	—	(25)	—	(54)
Bank owned life insurance income	209	198	625	623
Other	356	366	1,008	1,131

Total non-interest income	1,993	2,045	5,760	6,080

Non-Interest Expenses:
Salaries and employee benefits	2,811	2,651	8,261	7,988
Occupancy and equipment	705	699	2,072	2,031
Data processing	726	632	2,137	1,884
Professional fees	346	274	1,001	907
Marketing	106	120	253	274
Supplies	98	93	259	264
Intangible asset amortization	151	185	464	613
Other	1,069	850	2,696	2,605

Total non-interest expenses	6,012	5,504	17,143	16,566

Net income from continuing operations before income taxes	1,101	1,055	3,653	3,013

Income tax expense	220	20	809	350

Net income from continuing operations	881	1,035	2,844	2,663

Net income (loss) from discontinued operations, net of tax	—	117	(108)	71

Net income	$881	$1,152	$2,736	$2,734

Basic income per share from continuing operations	$0.22	$0.26	$0.70	$0.65
Diluted income per share from continuing operations	$0.21	$0.25	$0.69	$0.65
Basic income (loss) per share from discontinued operations	$—	$0.03	$(0.03)	$0.02
Diluted income (loss) per share from discontinued operations	$—	$0.03	$(0.03)	$0.02
Basic income per share	$0.22	$0.29	$0.68	$0.67
Diluted income per share	$0.21	$0.28	$0.67	$0.66

Shares applicable to basic income per share	4,040,595	4,036,234	4,039,068	4,072,913
Shares applicable to diluted income per share	4,101,431	4,074,086	4,095,474	4,117,100

Team Financial, Inc. And Subsidiaries

Unaudited Selected Ratios and Other Data

	As of and For the		As of and For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Selected Data	2005	2004	2005	2004

Performance Ratios

Return on average assets	0.52%	0.71%	0.55%	0.56%

Return on average equity	6.52%	8.87%	6.88%	7.00%

Average equity to average assets	7.96%	7.97%	7.95%	8.04%

Net interest margin on average earning assets during the period from continuing operations (tax equivalent)	3.63%	3.45%	3.61%	3.47%

Efficiency ratio from continuing operations	81.51%	80.70%	79.84%	81.21%

Book value per share	$13.26	$13.15

Tangible book value per share	$9.88	$8.11

Asset Quality Ratios

Non-performing loans as a percent of total loans	0.85%	1.36%

Non-performing assets as a percent of total assets	0.57%	0.82%

Allowance for loan losses as a percent of total loans
	1.29%	1.27%

Allowance for loan losses as a percent of non-performing loans	152.56%	93.87%